     As filed with the Securities and Exchange Commission on June 6, 1996
                                                     Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             -------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                             -------------------

                      ANCOR COMMUNICATIONS, INCORPORATED
            (Exact name of registrant as specified in its charter)

          Minnesota                                        41-1569659
(State or other jurisdiction                 (I.R.S Employer Identification No.)
of incorporation or organization)

                            6130 Blue Circle Drive
                         Minnetonka, Minnesota 554343
                                (612) 932-4000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Copy to:

          Lee B. Lewis                                  Amy E. Lange
Ancor Communications, Incorporated                  Dorsey & Whitney LLP
     6130 Blue Circle Drive                        220 South Sixth Street
   Minnetonka, Minnesota 55343                     Minneapolis, MN 55402
        (612) 932-4000                                (612) 340-6323
     (Name, address, including zip code,  and telephone number, including area code, of agent for service)

                              -------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
===============================================================================
                                   Proposed        Proposed
   Title of Each      Amount       Maximum          Maximum       Amount of
Class of Securities   to be     Offering Price     Aggregate     Registration
  to be Registered  Registered    Per Share*    Offering Price*      Fee
- -------------------------------------------------------------------------------
Common Stock
($.01 par value)     689,050        $25.44         $17,529,432      $6,045
===============================================================================

* Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for such Common Stock on June 4, 1996, as reported on the Nasdaq SmallCap Market.

                              -------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS


                      ANCOR COMMUNICATIONS, INCORPORATED

                              -------------------

                                689,050 SHARES
                                      OF
                                 COMMON STOCK
                               ($.01 PAR VALUE)

                              -------------------



     This Prospectus relates to an aggregate of 689,050 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Ancor Communications, Incorporated, a Minnesota corporation ("Ancor" or the "Company"), that may be sold from time to time by the shareholders named herein (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including legal and accounting fees.

     Any or all of the Shares may be offered from time to time in transactions on the Nasdaq SmallCap Market or the Pacific Stock Exchange in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "Plan of Distribution."

     The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

     The Common Stock is traded on the Nasdaq SmallCap Market and the Pacific Stock Exchange. On June 4, 1996, the last sale price of the Common Stock as reported on the Nasdaq SmallCap Market was $24.375 per share.

                              -------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
         HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                 TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              -------------------

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                 The date of this Prospectus is June 6, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock of the Company is listed on the Nasdaq SmallCap Market and the Pacific Stock Exchange, and reports, proxy statements and other information concerning the Company can also be inspected at such exchanges. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

          (a) the Annual Report on Form 10-KSB for the year ended December 31, 1995;

          (b) the Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996; and

          (c) the description of the Common Stock contained in the Registration Statement on Form 8-A dated March 11, 1994, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Prospectus and prior to the termination of the offering described herein.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Lee Lewis, Chief Financial Officer, Ancor Communications, Incorporated, 6130 Blue Circle Drive, Minnetonka, Minnesota 55343, telephone number (612) 932-4000.

                      ANCOR COMMUNICATIONS, INCORPORATED

     Incorporated in 1986, Ancor Communications, Incorporated is recognized as a leading developer of Fibre Channel network products. Fibre Channel is a high bandwidth, low latency advance in data communications technology developed under the auspices of the American National Standards Institute ("ANSI"). Ancor develops, manufactures, and markets Fibre Channel switches, interface adapters and application specific integrated circuits ("ASICs").

     In 1992, Ancor delivered its first prototype Fibre Channel switches and interface adapters. Commercial Fibre Channel switch and interface deliveries began in 1993. Joint development and marketing alliances and significant customer relationships have been achieved with major industry players such as IBM, Hewlett-Packard, AT&T, Sun Microsystems and Sequent Computer Systems, Inc. Ancor's Fibre Channel products are used by organizations worldwide for enhanced network performance, scalability and connectivity. Fibre Channel enables the transfer of data at speeds ranging from 125 Mbps to 1 Gigabit per second, which is approximately 10 to 100 times faster than the speeds of other existing local area networks.

     Since it's inception, Ancor's core technology has been built around the utilization of fiber optic cable for data transmission. Originally, through its Anderson Cornelius division, the Company provided fiber optic manufacturing data collection systems to Ford Motor Company. In 1989, Ancor began selling its fiber optic defense communication products to the U.S. Navy. Its current Fibre Channel product category was initiated in 1988 when Ancor participated as an original member of the founding task group of the ANSI committee dedicated to the creation of the Fibre Channel standard. Today Ancor -- an active member of the ANSI Fibre Channel committee and the Fibre Channel Association -- focuses entirely on the development of Fibre Channel solutions.

     Its principal executive offices are located at 6130 Blue Circle Drive, Minnetonka, Minnesota 55343, (telephone number (612) 932-4000). For further information concerning Ancor, see the documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

                             SELLING SHAREHOLDERS

     The following table sets forth certain information, as of June 4, 1996, as to the maximum number of Shares that may be sold by each of the Selling Shareholders pursuant to this Prospectus.

                                                 Number              Maximum                Number
                                               of Shares              Number               of Shares
                                              Beneficially        of Shares to be         Beneficially
                                              Owned Prior         Sold Pursuant to         Owned After
                 Name                         to Offering         this Prospectus           Offering
   ------------------------------             ------------        ----------------        ------------
   Walter W. Bednarczyk.....................      20,000               20,000(1)                  0
   Donald R. Brattain.......................      50,000               50,000(1)                  0
   Lee Chapman..............................      10,000               10,000(1)                  0
   Christianson Investment Company..........      40,000               40,000(1)                  0
   Six C's Investment Corporation...........      20,000               20,000(1)                  0
   Stan and Carol Eilers....................      11,000               11,000(1)                  0
   Kelly M. Farrell.........................      11,000               11,000(1)                  0
   Founding Partners II Limited
        Partnership.........................      50,000               50,000(1)                  0
   Wayne Lund...............................      10,000               10,000(1)                  0
   Charles J.B. Mitchell Jr.................      20,000               20,000(1)                  0
   Meridith Lee Christianson
        Irrevocable Trust...................       5,454                5,454(1)                  0
   Carolyn T. Rasley Irrevocable Trust......       5,454                5,454(1)                  0
   Allison Christianson Irrevocable Trust...       5,454                5,454(1)                  0
   Stacy A. Christianson Irrevocable Trust..       5,454                5,454(1)                  0
   Michael D. Rasley Irrevocable Trust......       5,454                5,454(1)                  0
   Jennifer R. Higgins Irrevocable Trust....       5,455                5,455(1)                  0
   Christopher Higgins Irrevocable Trust....       5,455                5,455(1)                  0
   Elizabeth Helen Freeman
       Irrevocable Trust....................       5,455                5,455(1)                  0
   James G. Freeman, Jr. Irrevocable Trust..       5,455                5,455(1)                  0
   Laura W. Christianson
       Irrevocable Trust....................       5,455                5,455(1)                  0
   Kelly Higgins Irrevocable Trust..........       5,455                5,455(1)                  0
   Robert and Louise Schmiege...............      10,000               10,000(1)                  0
   Sekhavat Ltd.............................      10,000               10,000(1)                  0
   James W. Swenson.........................      10,000               10,000(1)                  0
   David and Susan Thymian..................      11,000               11,000(1)                  0
   Charles E. Underbrink....................      10,000               10,000(1)                  0
   Alvin S. Zelickson.......................      10,000               10,000(1)                  0
   William and Catherine Swanson............       5,000                5,000(1)                  0
   H. Vincent O'Connell.....................      20,000               20,000(1)                  0
   H.K. Financial Corporation...............      12,000               12,000(1)                  0
   John G. Kinnard and Company,
        Incorporated........................     255,500              180,000(2)             75,500
   Jerry Johnson............................       1,500                1,500(2)                  0
   Mike Norton..............................       7,000                7,000(2)                  0
   Joseph Radecki...........................       7,000                7,000(2)                  0
   George Mitchell, Jr......................       1,500                1,500(2)                  0
   Paul Edwards.............................       1,500                1,500(2)                  0
   Ed Elverud...............................       1,500                1,500(2)                  0
   Glen Archer..............................       1,924                1,924(3)                  0

   Lance T. Bury............................       3,464                3,464(3)                  0
   P. Bradford Hathorn......................       3,464                3,464(3)                  0
   Michael C. Kendrick......................      27,092               27,092(3)                  0
   Eric S. Swartz...........................      27,093               27,093(3)                  0
   Joseph H. Hale...........................      10,691               10,691(3)                  0
   Enigma Investments Limited...............       4,237                4,237(3)                  0
   Charles Krusen...........................       5,085                5,085(3)                  0
   David K. Peteler.........................       3,000                3,000(3)                  0
   Dwight B. Bronnum........................       1,500                1,500(3)                  0
   Robert L. Hopkins........................       1,500                1,500(3)                  0

- --------------------
(1) Represents shares issued upon the exercise of Warrants acquired in connection with a private placement of Notes and Warrants pursuant to an Offering Memorandum dated as of October 27, 1993.

(2) Represents shares issued upon the exercise of Warrants granted to John G. Kinnard and Company, Inc. in connection with such company's role as underwriter for Ancor's initial public offering of Common Stock in May 1994.

(3) Represents shares issued upon the exercise of Warrants granted to Swartz Investments, L.L.C. in connection with such company's role as placement agent for a private placement of Ancor's Series A Preferred Stock in March 1996.

                             PLAN OF DISTRIBUTION

     The Shares will be offered and sold by the Selling Shareholders for their own accounts. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Shares, including legal and accounting fees.

     The Selling Shareholders may offer and sell the Shares from time to time in transactions on the Nasdaq SmallCap Market or the Pacific Stock Exchange, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholders.

     The Selling Shareholders and any brokers or dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

                                    EXPERTS

     The financial statements of Ancor appearing in the Company's Annual Report on Form 10-KSB filed March 29, 1996, have been audited by McGladrey & Pullen, LLP, independent auditors, to the extent set forth in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby has been passed upon for the Company by Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402.

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS


   ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        SEC Registration Fee..........  $ 6,045
        Accounting Fees and Expenses..    1,000
        Legal Fees and Expenses.......    5,000
                                        -------
             Total....................  $12,045

      All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

   ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article eight of the Company's Second Amended and Restated Articles of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when such Article eight became effective.

      The Restated Bylaws of the Company provide that the officers and directors of the Company and certain others shall be indemnified to substantially the same extent permitted by Minnesota law.

      Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding, by reason of the former or present official capacity (as defined) of such person, against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or complete civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

      The Company maintains a standard policy of officers' and directors' insurance.

   ITEM 16.  LIST OF EXHIBITS

      5      Opinion of Dorsey & Whitney LLP

      23.1   Consent of McGladrey & Pullen, LLP

      23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement)

      24     Power of Attorney

   ITEM 17.  UNDERTAKINGS

      The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 5, 1996.

                                    ANCOR COMMUNICATIONS, INCORPORATED



                                    By /s/ Stephen C. O'Hara
                                       ---------------------------------
                                       Stephen C. O'Hara
                                       President and Chief
                                       Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 5, 1996.


   Signature                                Title
   ---------                                -----

   /s/ Stephen C. O'Hara                    President, Chief Executive
   ---------------------------              Officer and Director (principal
   Stephen C. O'Hara                        executive officer)


   /s/ Lee B. Lewis                         Chief Financial Officer
   ---------------------------              (principal financial officer)
   Lee B. Lewis


              *                             Chairman of the Board
   ---------------------------
   Dale C. Showers

                                            Director
   ---------------------------
   Gerald M. Bestler


              *                             Director
   ---------------------------
   Thomas F. Hunt, Jr.



   *By /s/ Stephen C. O'Hara
       -----------------------
       Stephen C. O'Hara